Exhibit 4.4
AMENDMENT NO. 3 AND WAIVER OF
FOURTH AMENDED AND RESTATED
INVESTORS’ RIGHTS AGREEMENT
OF JUNO THERAPEUTICS, INC.
This Amendment No. 3 and Waiver dated as of September 21, 2017 (the “Amendment and Waiver”) amends and waives certain provisions of that certain Fourth Amended and Restated Investors’ Rights Agreement dated as of December 5, 2014 (the “Agreement”), as amended, between Juno Therapeutics, Inc., a Delaware corporation (the “Company”), and the Investors named therein. Capitalized terms used herein without definition shall have the meanings given in the Agreement.
RECITALS
A. The Agreement provides, among other things, for certain registration rights granted by the Company to the Investors.
B. On June 29, 2015, the Company entered into a Registration Rights Agreement (the “Celgene Agreement”) with Celgene Corporation and Celgene RIVOT Ltd (together, along with Celgene Switzerland LLC as assignee of Celgene RIVOT Ltd, “Celgene”) granting certain registration rights to Celgene.
C. The Company anticipates issuing additional shares to Celgene on or about September 26, 2017 (the “Additional Celgene Shares”) and the Additional Celgene Shares will also be subject to the terms of the Celgene Agreement.
D. Under Section 6.1 of the Agreement, the Company and the holders of at least a majority of the Registrable Securities issued upon conversion of the Company’s preferred stock, voting together as a single class, may amend or waive any term of the Agreement.
E. The Company and the Investors party hereto desire to amend and waive the Agreement to allow Celgene to exercise its registration rights under the Celgene Agreement without being subject to the rights of the Investors under the Agreement.
AMENDMENT AND WAIVER
For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Investors party hereto, voting together as a single class in accordance with Section 6.1 of the Agreement, hereby amend and waive the Agreement on behalf of all Investors thereunder as follows:
1.The registration rights granted to Celgene under the Celgene Agreement (including with respect to the Additional Celgene Shares) shall not be subject to the rights of the Investors under Section 2.2 of the Agreement, except that Celgene’s rights under Section 6(f) of the Celgene Agreement shall remain subject to the rights of the Investors under the Agreement such that Celgene’s exercise of its rights under Section 6(f) of the Celgene Agreement shall not reduce the amount of securities to be registered on the associated registration statement by the Investors pursuant to registration rights provided under the Agreement.
2.Without limiting the generality of the foregoing, Celgene and its permitted transferees and assigns may exercise its registration rights under the Celgene Agreement (other than those in Section 6(f) of the Celgene

Agreement), including with respect to the Additional Celgene Shares, without being subject to the notice or inclusion requirements under Section 2.2(a) of the Agreement or the underwriters’ cutback provision under Section 2.2(b) of the Agreement.
3.The application of Section 2.12 of the Agreement is hereby waived with respect to the Celgene Agreement and the rights granted thereunder (including with respect to the Additional Celgene Shares).
4.Nothing herein shall derogate from any rights of the Investors under the Agreement, including without limitation their right to request registration of their Registrable Securities under the Agreement, except to the extent set forth in the limited amendment and waiver above. The Agreement as amended hereby shall continue in full force and effect from and after the date hereof.
(signature page follows)

The parties are signing this Amendment No. 3 and Waiver as of the date stated in the introductory clause.

JUNO THERAPEUTICS, INC.
a Delaware corporation

By:	/s/ Steven D. Harr
Name:	Steven D. Harr
Title:	CFO & Head of Corporate Development

The parties are signing this Amendment No. 3 and Waiver as of the date stated in the introductory clause.

INVESTOR:

ARCH Venture Fund VII, L.P.

By:	ARCH Venture Partners VII, L.P.
Its:	General Partner
By:	ARCH Venture Partners VII, LLC
Its:	General Partner

By:	/s/ Robert Nelsen
Name:	Robert Nelsen
Title:	Managing Director